EXHIBIT 99.1

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE RECEIVES FDA NOTIFICATION ON SPARVAX®

ANNAPOLIS, MD., December 16, 2013 - PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, announced today it has received notification from the U.S. Food and Drug Administration (FDA) that its SparVax® rPA anthrax vaccine program has been placed on clinical hold.  The Agency indicated that the Company will receive a letter providing details of the basis for the clinical hold within thirty days. The Phase II clinical study, which was expected to begin by the end of this year, has not enrolled any subjects to date and accordingly, there have been no adverse events reported.

About PharmAthene

PharmAthene is a leading biodefense company engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective (rPA) anthrax vaccine
•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, in May 2013, the Delaware Supreme Court issued its ruling on the appeal in the company’s litigation with SIGA Technologies, affirming the Court of Chancery's finding that SIGA was liable for breach of contract, reversing its finding of promissory estoppel, and remanding the case back to the Court of Chancery to reconsider the appropriate remedy and award of attorney's fees and expert witness costs in light of the Supreme Court's opinion. For more information about PharmAthene, please visit www.PharmAthene.com.

PharmAthene Forward-Looking Statement Disclosure

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will”; "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; or similar statements are forward-looking statements. Such statements include, but are not limited to those referring to the potential for the generation of value, ability to leverage funding sources, potential for revenue, and potential for growth. PharmAthene disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among others, risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products as well as risks detailed from time to time in PharmAthene's Form 10-K under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). Copies of PharmAthene's public disclosure filings are available from its investor relations department and its website under the investor relations tab at http://www.pharmathene.com.

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